                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                 ____________


                                  FORM 8-K/A


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                       Date of Report: December 28, 2000
                       (Date of earliest event reported)


                             INCYTE GENOMICS, INC.
                    (Formerly Incyte Pharmaceuticals, Inc.)
            (Exact name of registrant as specified in its charter)


           Delaware                0-27488                 94-3136539
(State or other jurisdiction    (Commission              (IRS Employer
       of incorporation)        File Number)           Identification No.)


                               3160 Porter Drive
                         Palo Alto, California, 94304
                   (Address of principal executive offices)


                                (650) 855-0555
             (Registrant's telephone number, including area code)

Item 7.   Financial Statements and Exhibits

          This Item 7 and the accompanying Exhibit Index amend and restate in their entirety the corresponding Item in the Registrant's Current Report on Form 8-K dated December 28, 2000

(a)       Financial Statements of Business Acquired
          Report of PricewaterhouseCoopers LLP, Independent Accountants
          Balance Sheets at September 30, 2000 (unaudited) and December 31, 1999 and 1998
          Statements of Operations for the Nine Months Ended September 30, 2000
               and 1999 (unaudited) and Years Ended December 31, 1999 and 1998 Statements of Changes in Redeemable Preferred Stock and Stockholders'
               Deficit for the Years Ended December 31, 1999 and 1998 and Nine Months Ended September 30, 2000 (unaudited)
          Statements of Cash Flows for the Nine Months Ended September 30, 2000
               and 1999 (unaudited) and Years Ended December 31, 1999 and 1998 Notes to Financial Statements

(b)       Unaudited Pro Forma Financial Information
          Unaudited Pro Forma Combined Balance Sheet at September 30, 2000 Unaudited Pro Forma Combined Statement of Operations for the Year
               Ended December 31, 1999
          Unaudited Pro Forma Combined Statement of Operations for the Nine
               Months Ended September 30, 2000
          Notes to Unaudited Pro Forma Combined Financial Information

                       Report of Independent Accountants


To the Board of Directors and Stockholders of Proteome, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Proteome, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16, 2000, except as to Note 11,
 for which the date is December 28, 2000

Proteome, Inc.
Balance Sheets
-------------------------------------------------------------------------------

                                                                            September 30,              December 31,
                                                                                 2000             1999            1998
                                                                             (unaudited)
   Assets
   Current assets:
     Cash and cash equivalents                                            $     3,076,207    $  8,152,029     $   114,112
     Accounts receivable                                                          682,691         298,434         135,470
     Grants receivable                                                             29,980          34,963               -
     Prepaid expenses and other current assets                                     63,609           7,440           2,689
                                                                          ---------------    ------------     -----------

          Total current assets                                                  3,852,487       8,492,866         252,271

   Property and equipment, net                                                  1,123,982         254,282         178,735
   Other assets                                                                   267,586          67,107          54,004
                                                                          ---------------    ------------     -----------

                                                                          $     5,244,055    $  8,814,255     $   485,010
                                                                          ===============    ============     ===========

Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current liabilities:
     Accounts payable                                                     $       265,045    $     90,899     $    69,497
     Accrued expenses                                                             308,228         110,802          77,506
     Current portion of capital lease obligations                                  80,817          76,016          29,424
     Note payable to related party                                                  5,000           5,000           5,000
     Deferred revenue                                                           1,768,548       1,230,179         409,654
                                                                          ---------------    ------------     -----------

          Total current liabilities                                             2,427,638       1,512,896         591,081

Capital lease obligations, net of current portion                                  83,524         113,491          57,008
                                                                          ---------------    ------------     -----------

          Total liabilities                                                     2,511,162       1,626,387         648,089
                                                                          ---------------    ------------     -----------

Commitments (Note 9)

Redeemable convertible preferred stock:
     Series A preferred stock, $0.01 par value; 8,430,211 shares authorized; issued and outstanding at September 30, 2000
      (unaudited) and December 31, 1999, at liquidation amount                  8,603,777       8,117,754               -
                                                                          ---------------    ------------     -----------
     Stockholders' deficit:
      Common stock, $0.001 par value; 22,000,000 shares authorized;
      10,610,250, 10,590,250 and 10,301,280 shares issued and
      outstanding at September 30, 2000 (unaudited),
      December 31, 1999 and December 31, 1998, respectively                        10,610          10,590          10,301
     Additional paid-in capital                                                   420,356         680,879         435,907
     Deferred compensation                                                       (220,500)         (1,960)              -
     Accumulated deficit                                                       (6,081,350)     (1,619,395)       (609,287)
                                                                          ---------------    ------------     -----------

          Total stockholders' deficit                                          (5,870,884)       (929,886)       (163,079)
                                                                          ---------------    ------------     -----------
          Total liabilities, redeemable preferred stock and stockholders'
           deficit                                                        $     5,244,055    $  8,814,255     $   485,010
                                                                          ===============    ============  ==============

  The accompanying notes are an integral part of these financial statements.

Proteome, Inc.
Statements of Operations
-------------------------------------------------------------------------------

                                                                  Nine months ended                    Year ended
                                                                    September 30,                      December 31,
                                                                2000             1999            1999              1998
                                                                      (Unaudited)
Revenue:
        Database license subscriptions                     $   1,553,991    $    905,547     $1,311,820      $    439,876
        Grants                                                   811,372         320,384        499,326           643,096
                                                           -------------    ------------     ----------      ------------

                                                               2,365,363       1,225,931      1,811,146         1,082,972
                                                           --------------   ------------     ----------      ------------
 Costs and expenses:
        Costs of license revenue                                 492,728         379,097        620,157           140,057
        Research and development, including cost
          of grants                                            3,211,107         433,452        578,602           451,411
        Selling, general and administrative                    3,364,626         942,766      1,578,198           678,952
                                                           -------------    ------------     ----------      ------------

                                                               7,068,461       1,755,315      2,776,957         1,270,420
                                                           -------------    ------------     ----------      ------------

Loss from operations                                          (4,703,098)       (529,384)      (965,811)         (187,448)

Interest income (expense)                                        241,143         (13,224)       (26,543)          (28,177)
                                                           -------------    ------------     ----------      ------------
Loss before cumulative effect of a change in
 accounting principle                                         (4,461,955)       (542,608)      (992,354)         (215,625)

Cumulative effect of change in accounting
 principle (Note 2)                                                   -               -              -            (15,718)
                                                           -------------    ------------     ----------      ------------

   Net loss                                                $  (4,461,955)   $   (542,608)    $ (992,354)     $   (231,343)
                                                           =============    ============     ==========      ============

  The accompanying notes are an integral part of these financial statements.

Proteome, Inc.
Statements of Changes in Redeemable Preferred
Stock and Stockholders' Deficit
--------------------------------------------------------------------------------

                                                           Redeemable                                             Additional
                                                         preferred stock                    Common stock            paid-in
                                                  Shares        Carrying value          Shares      Par value       capital
Balance at December 31, 1997                                    $            -        9,600,000     $   9,600     $ 115,400

Issuance of common stock for services                                                   400,080           400        19,600
Amortization of deferred compensation
Issuance of common stock upon conversion of
notes payable to related parties and accrued
   interest thereon                                                                     223,700           224       223,484
Issuance of common stock                                                                 77,500            77        77,423
Net loss
                                                    ---------   --------------       ----------     ---------     ---------

Balance at December 31, 1998                                                 -       10,301,280        10,301       435,907

Issuance of redeemable preferred stock,
   net at issuance cost of $49,910                  8,430,211        8,050,090

Issuance of common stock                                                                271,000           271       220,729
Issuance of common stock for services                                                    17,970            18         8,967
Amortization of deferred compensation
Deferred compensation associated with the
   issuance of stock options                                                                                         65,186
Amortization of deferred compensation
Accretion of redeemable preferred stock
   dividends                                                            17,754
Accretion of issuance cost of redeemable
   preferred stock                                                      49,910                                      (49,910)
Net loss
                                                    ---------     ------------       ----------     ---------     ---------

Balance at December 31, 1999                        8,430,211        8,117,754       10,590,250        10,590       680,879

Exercise of stock options (unaudited)                                                    20,000            20
Amortization of deferred compensation (unaudited)
Deferred compensation associated with the
   issuance of stock options (unaudited)                                                                            225,500
Accretion of redeemable preferred stock
   dividends (unaudited)                                               486,023                                     (486,023)
Net loss (unaudited)
                                                    ---------     ------------       ----------     ---------     ---------

Balance at September 30, 2000 (unaudited)           8,430,211     $  8,603,777       10,610,250     $  10,610     $ 420,356
                                                    =========     ============       ==========     =========     =========

                                                           Deferred          Accumulated
                                                         compensation         deficit                 Total
Balance at December 31, 1997                             $          -       $    (377,944)    $        (252,944)

Issuance of common stock for services                         (20,000)                                        -
Amortization of deferred compensation                          20,000                                    20,000
Issuance of common stock upon conversion of
notes payable to related parties and accrued
   interest thereon                                                                                     223,708
Issuance of common stock                                                                                 77,500
Net loss                                                                         (231,343)             (231,343)
                                                         ------------       -------------     -----------------

Balance at December 31, 1998                                        -            (609,287)             (163,079)

Issuance of redeemable preferred stock,
   net at issuance cost of $49,910
Issuance of common stock                                                                                221,000
Issuance of common stock for services                          (8,985)                                        -
Amortization of deferred compensation                           8,985                                     8,985
Deferred compensation associated with the
   issuance of stock options                                  (65,186)                                        -
Amortization of deferred compensation                          63,226                                    63,226
Accretion of redeemable preferred stock
   dividends                                                                      (17,754)              (17,754)
Accretion of issuance cost of redeemable
   preferred stock                                                                                      (49,910)
Net loss                                                                         (992,354)             (992,354)
                                                         ------------       -------------     -----------------

Balance at December 31, 1999                                   (1,960)         (1,619,395)             (929,886)

Exercise of stock options (unaudited)                                                                        20
Amortization of deferred compensation (unaudited)               6,960                                     6,960
Deferred compensation associated with the
   issuance of stock options (unaudited)                     (225,500)                                        -
Accretion of redeemable preferred stock
   dividends (unaudited)                                                                               (486,023)
Net loss (unaudited)                                                           (4,461,955)           (4,461,955)
                                                         ------------       -------------     -----------------

Balance at September 30, 2000 (unaudited)                $   (220,500)      $  (6,081,350)    $      (5,870,884)
                                                         ============       =============     =================

The accompanying notes are an integral part of these financial statements.

Proteome, Inc.
Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                   Nine months ended                 Year ended
                                                                     September 30,                   December 31,
                                                                  2000            1999           1999            1998
                                                                      (unaudited)
Cash flows from operating activities:
     Net loss                                                 $(4,461,955)      (542,608)    $  (992,354)    $  (231,343)
     Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
          Cumulative effect of change in accounting                     -              -               -          15,718
          principle
          Depreciation and amortization                           247,118         19,461          86,136          45,425
          Loss on write-off of property and equipment                   -              -          72,847          17,524
          Issuance of stock in exchange for services                6,960              -          72,211          20,000
          Changes in assets and liabilities:
             Accounts receivable                                 (384,257)       (72,641)       (162,964)       (107,055)
             Grants receivable                                      4,983        (39,056)        (34,963)              -
             Prepaid expenses and other current assets            (56,169)         2,552          (4,751)            307
             Other assets                                        (200,479)        (6,187)        (13,103)        (46,119)
             Accounts payable                                     174,146        (11,555)         21,402           5,202
             Accrued expenses                                     197,426         26,156          33,296          74,192
             Deferred revenue                                     538,369        475,798         820,525         304,092
                                                              -----------     ----------     -----------     -----------
             Net cash (used in) provided by operating
             activities                                        (3,933,858)      (148,080)       (101,718)         97,943
                                                              -----------     ----------     -----------     -----------
Cash flows from investing activities:
     Purchases of property and equipment                       (1,049,398)             -         (69,908)        (13,265)
                                                              -----------     ----------     -----------     -----------
Cash flows from financing activities:
     Proceeds from issuance of note payable to                          -              -               -           7,500
     stockholder
     Proceeds from line of credit                                       -              -               -          20,000
     Repayment of line of credit                                        -              -               -         (70,000)
     Principal payments on capital leases                         (92,586)       (11,822)        (61,547)        (12,961)
     Net proceeds from issuance of preferred stock                      -              -       8,050,090               -
     Proceeds from issuance of common stock                            20        171,000         221,000          77,500
                                                              -----------     ----------     -----------     -----------
             Net cash (used in) provided by financing
              activities                                          (92,566)       159,178       8,209,543          22,039
                                                              -----------     ----------     -----------     -----------
Net (decrease) increase in cash and cash equivalents           (5,075,822)        11,098       8,037,917         106,717
Cash and cash equivalents, beginning of period                  8,152,029        114,112         114,112           7,395
                                                              -----------     ----------     -----------     -----------
Cash and cash equivalents, end of period                      $ 3,076,207     $  125,210     $ 8,152,029     $   114,112
                                                              -----------     ----------     -----------     -----------
Supplemental disclosure of cash flow information:
     Cash paid for interest                                   $    16,511     $   16,857     $    17,355     $     7,246

Supplemental disclosure of noncash investing and financing activities:

     Acquisition of property and equipment under
      capital leases                                          $    67,420     $   82,023    $    164,622     $    77,897
     Conversion of notes payable to related parties and
      accrued interest thereon into common stock              $         -     $        -    $          -     $   223,708

The accompanying notes are an integral part of these financial statements.

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Nature of the Business

     Proteome, Inc. ("Proteome" or the "Company") was incorporated in The Commonwealth of Massachusetts in 1995 and reincorporated in the State of Delaware on September 18, 1998. Proteome provides comprehensive protein information in database form for genomically characterized organisms through expert curation of protein information from published literature and sequence data bases. Proteome's products complement and extend genomic research for model organisms, for medically important microorganisms, and for human biology. Proteome's databases are primarily licensed to pharmaceutical and biotechnology companies worldwide through either direct access via the worldwide web or by purchasing an annual subscription to the data base for in-house use.


2.   Summary of Significant Accounting Policies

     Unaudited Interim Financial Data
     The interim financial statements and related notes as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 are unaudited. Management believes that the unaudited financial statements and related notes have been prepared on the same basis as the audited financial statements and related notes and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in such periods. Results for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

     Concentration of Credit Risk
     The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company maintains its cash accounts in two local banks. The total cash balances are insured by the FDIC up to $100,000. The Company's customer base consists of geographically diverse customers. At December 31, 1999, two customers accounted for 50% and 43%, respectively, of total receivables. However, no single customer accounted for greater than 10% of the Company's revenue for the years ended December 31, 1999 and 1998.

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Property and Equipment
     Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Assets under capital leases are amortized over the life of the lease. Repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     Organizational Costs
     For the year ended December 31, 1998, the Company adopted the provisions of Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. As a result, the Company expensed the unamortized balance of organization costs in 1998. Under the provisions of SOP 98-5, the effect of the initial adoption is recorded as a cumulative effect of a change in accounting principle in the statement of operations.

     Revenue Recognition
     Fees from licenses to the Company's database are deferred upon contract signing and recognized on a straight-line basis over the subscription period, generally one year. Grants received from government agencies to conduct research and development activities are recognized as eligible costs are incurred up to the funding limit.

     Accounting for Stock-Based Compensation
     Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of SFAS No. 123.

     Research and Development
     Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers. No software development costs were capitalized during the years ended December 31, 1999 and 1998, since costs incurred were not material.

     Financial Instruments
     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses approximate their fair values due to their short maturities.

     Income Taxes
     Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     New Accounting Pronouncements
     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements (SAB 101"). This bulletin provides guidance from the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The Company does not believe that the current guidance and interpretations of SAB 101 will have an impact on its financial statements.

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

3.        Property and Equipment

          Property and equipment consist of the following:

                                                   Estimated
                                                  useful life             December 31,
                                                    (years)            1999          1998
          Computer equipment and software             3             $  305,513     $  95,342
          Furniture and fixtures                      3                 83,437        59,077
          Machinery and equipment                     7                      -        98,301
                                                                    ----------     ---------
                                                                       388,950       252,720

          Less - accumulated depreciation and
           amortization                                               (134,668)      (73,985)
                                                                    ----------     ---------
                                                                    $  254,282     $ 178,735
                                                                    ==========     =========

          At December 31, 1999 and 1998, property and equipment under capital leases consist of computer equipment and furniture and fixtures with a cost basis of $268, 135 and $103,513, and accumulated amortization of $78,628 and $20,443, respectively.

4.        Related Party Transactions

          The demand note payable of $5,000 represents a loan from a family member of a principal stockholder originating July 22, 1997. Terms have no specified payment schedule for principal and interest and none were made during the year. Interest is accrued at a rate of 12% per annum on the outstanding balance.

          In February 1998, Proteome awarded 400,080 shares of common stock to a member of management as payment for services rendered during 1998 in lieu of cash. The Company recorded the fair value of the common stock of $20,000, as determined by the Board of Directors as compensation expense in the statement of operations.

          In October 1998, the Company converted notes payable and accrued interest (12% per annum) due to a principal stockholder and certain of his family members totaling $223,708, into 223,700 shares of the Company's common stock.

          In January and April 1999, the Company issued 150,000 shares of common stock to two companies owned by close family members of certain principal stockholders for $150,000.

          In August 1999, the Company issued 20,000 shares of common stock to a family member of a principal stockholder for $20,000.

          In November 1999, the Company awarded 17,970 shares of restricted common stock to a member of management as payment for services rendered during 1999 in lieu of cash. The Company recorded the fair value of the common stock of $8,985, as determined by the Board of Directors as compensation expense in the statement of operations.

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

5.   Common Stock

     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders.

     Prior to September 18, 1998, the Company was authorized to issue 200,000 shares of no par value common stock, of which 416.67 shares were issued and outstanding. On September 18, 1998, Proteome reincorporated in the State of Delaware and each share of the then outstanding common stock was converted into 2,400 shares of $0.01 par value common stock. All share and per share amounts included in the financial statements have been adjusted to give retroactive effect to the conversion, treated as a stock split, for all periods presented.

     Restricted Stock Agreement
     The Company executed a stock restriction agreement with an employee. Pursuant to the agreement, the Company has an option to purchase the unvested shares of common stock at the original purchase price per share in the event of termination of the stockholder's employment by the Company. Shares subject to restriction vest 50% within the first year, 25% with the second year and no shares are subject to restriction thereafter. At December 31, 1999, 4,492 shares of common stock are subject to repurchase by the Company.

     Stock Split
     On August 5, 1999, the Board of Directors approved a 10-for-1 stock split effected in the form of a stock dividend. In connection with the stock split, the par value of common stock was adjusted from $0.01 to $0.001 per share. All share amounts have been adjusted retroactively in the financial statements and related notes to reflect the stock split.


6.   Redeemable Preferred Stock

     In December 1999, the Company authorized and designated 8,430,211 shares of Series A redeemable convertible preferred stock (the "Series A preferred stock") with a par value of $0.01 per share.

     The Series A preferred stock has the following characteristics:

     Conversion
     Each share of Series A preferred stock is convertible into one share of common stock at the option of the holder. Such conversion rate is subject to certain anti-dilution adjustments. In addition, if gross revenues are equal to or greater than $5,800,000 and the net loss is less than or equal to $4,600,000 for the year ending December 31, 2000, the Series A conversion price shall be adjusted by multiplying the initial Series A conversion price by 1.20, subject to certain other provisions stipulated in the agreement.

     The Series A preferred stock will automatically convert to common stock upon the closing of a public offering of the Company's common stock involving aggregate proceeds of at least $20,000,000 and a per share price of (i) at least $3.84332 and (ii) in the event of special adjustment as discussed above, at least $4.6119. In addition, the Series A preferred stock will automatically convert to common stock upon the written election of not less than 66 2/3% of the then outstanding Series A stockholders.

     Dividends
     The holders of the Series A preferred stock are entitled to receive dividends at a per annum rate of $0.07687 per share, appropriately adjusted for stock dividends or splits, when and if declared by the Board of Directors. Dividends on the preferred stock are cumulative and accruing. These dividends are being accreted through the redemption dates of the preferred stock by charging accumulated deficit.

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Redemption
     At any time after the fifth anniversary of the effective date, holders of at least two thirds of the outstanding shares of Series A preferred stock may request the Company to redeem all of the shares of Series A preferred stock then outstanding (the "initial redemption request"). For the period of twelve months following the initial redemption request, the Company has the right to effect a sale. If the Company is sold within twelve months after the initial redemption request, holders of Series A preferred stock are entitled to receive an amount per share equal to the greater of (i) $0.96083 per share, appropriately adjusted for stock dividends, stock split, combination, reorganization, recapitalization and other events, plus accrued but unpaid dividends, and (ii) the amount per share which such holders would be entitled to receive per share if the Series A preferred stock were converted into common stock immediately prior to the sale. However, if the Company reaches an agreement for sale which meets certain provisions of the preferred stock agreement and the sale is not completed as a result of action or inaction by Series A preferred stockholders at a certain number of shares, then the redemption right shall lapse. In this case, holders of Series A preferred stock are entitled to receive an amount per share equal to the greater of (i) the liquidation preference and (ii) the fair market value of the Series A preferred stock as agreed upon by both parties.

     Liquidation Preference
     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A preferred stock are entitled to receive prior to, and in preference to, any distribution to the common stockholders, an amount equal to $0.96083 per share, appropriately adjusted for stock dividends, stock split, combination, reorganization, recapitalization and other events, plus accrued but unpaid dividends, or such amount per share as would have been payable had all shares of the Series A preferred stock been converted to common stock at a price as designated in the agreement immediately prior to such event of liquidation, dissolution or winding up. A consolidation or merger which results in a reclassification or change in the terms of the outstanding shares of the Company shall be deemed a liquidation.

     Voting
     Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible.


7.   Stock Option Plan

     In 1998, the Company adopted the 1998 Employee, Director and Consultant Stock Option Plan (the "1998 Plan") which provides for the grant of incentive stock options and nonqualified stock options, stock awards and stock purchase rights to Company's officers, employees, consultants and directors. The Board of Directors is responsible for administration of the 1998 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. The 1998 Plan as amended, allows for a maximum of 2,000,000 shares to be issued. As of December 31, 1999, 1,395,000, shares of common stock were available for future grants. No stock-based awards were granted prior to 1999.

     The Company applies APB 25 and related interpretations in accounting for employee and director options granted under the 1998 Plan and FAS 123 for nonemployee stock options. Compensation costs totaling $65,186 have been recognized for employee and nonemployee stock-based awards in 1999. Had compensation cost been determined based on the fair value at the grant dates for awards in 1999, consistent with the provisions of SFAS No. 123, the Company's pro forma net loss for the year ended December 31, 1999 would have been $1,021,145. Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results for future years.

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

          For purposes of pro forma disclosures, the fair value of each option grant was estimated on the date of grant using the minimum value method with the following assumptions for grants in 1999, no dividend yield; risk-free interest rates of 5.63% for 1999 and expected lives of 7 years.

                                                                    Weighted
                                                                    average
                                                                    exercise
                                                        Shares       price

          Granted                                      764,000      $ 0.753
          Exercised                                   (101,000)       0.505
          Cancelled                                    (58,000)       1.000
                                                     ---------

          Balance, December 31, 1999                   605,000      $ 0.787
                                                     ---------

          Weighted average grant date fair value                    $ 0.127

          Information for options outstanding and exercisable at December 31, 1999 was as follows:

                                     Options outstanding                        Options exercisable
                          --------------------------------------------   ----------------------------------
                                           Weighted-
                                            average       Weighted-                       Weighted-
                                           remaining       average                         average
          Exercise                           life         exercise                        exercise
           price              Shares       in years         price           Shares          price
          $  0.001            30,000        9.75          $  0.001          30,000       $  0.001
          $   0.50           198,000        9.87          $  0.500          86,750       $  0.500
          $   1.00           377,000        9.33          $  1.000          87,000       $  1.000
                           ---------                                       -------
                             605,000        9.53          $  0.787         203,750       $  0.640
                           ---------                                       -------

In November 1999, options to purchase 40,000 shares previously granted to a member of management in April 1999 with original exercise price of $1.00 per share were cancelled and reissued at an exercise price of $0.50 per share. This cancellation and reissuance created a variable award for accounting purposes. No compensation expense has been recorded in the year ended December 31, 1999 because the exercise price and the fair market value of the options are the same. During the nine months ended September 30, 2000, the Company recorded $5,000 of deferred compensation and compensation expense relating to this grant representing the difference between the fair market value of the option and the exercise price.

During the nine months ended September 30, 2000, stock options were granted with an exercise price of $1.00 per share, which was below the estimated fair market value of the common stock at the date of grant. Deferred compensation of $220,500 was recorded in accordance with APB No. 25, and will be amortized over the related vesting period. No amortization of this amount has been recorded due to the timing of grants at or near September 30, 2000.

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

8.       Income Taxes

         Deferred tax assets consist of the following at December 31, 1999:

         Net operating loss carryforwards                           $  358,000
         Deferred revenue                                               75,000
         Depreciation and amortization                                  (7,300)
                                                                    ----------
         Net deferred tax assets                                       425,700
         Deferred tax assets valuation allowance                      (425,700)
                                                                    ----------
                                                                    $        -
                                                                    ----------

         In January 1999, the Company elected to terminate its S Corporation status and converted to a C Corporation. The Company's deferred tax assets represent those generated since the conversion to a C Corporation.

         The Company has provided a full valuation allowance for the deferred tax assets since it is more likely than not that these future benefits will not be realized. If the Company achieves future profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

         At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $889,000 available to reduce future federal and state income taxes payable. These net operating losses and credits can be utilized through 2019.

         Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in a limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years.

 9.      Commitments

         The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was $195,697 and $62,870 for the years ended December 31, 1999 and 1998, respectively. The Company has also acquired certain property and equipment under capital lease arrangements which extend through 2003. These arrangements generally contain options to purchase the equipment at the end of the lease term.

         Future minimum lease payments under operating and capital leases at December 31, 1999 are as follows:

                                                      Operating           Capital
Year ending December 31,                               leases             leases
2000                                                  $   392,011        $  94,759
2001                                                      420,378           83,686
2002                                                      423,692           34,390
2003                                                      427,006            7,974
                                                      -----------        ---------
Total minimum lease payments                          $ 1,663,087          220,809
                                                      -----------
Less:    portion representing interest                                      31,302
                                                                         ---------
Present value of obligations under capital leases                        $ 189,507
                                                                         ---------

Proteome, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

10.  401(k) Plan

     On August 1, 1999, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company had contributed $2,511 to the plan for the year ended December 31, 1999.

11.  Subsequent Events

     On December 28, 2000, Incyte Genomics, Inc. of Palo Alto, CA acquired all of the outstanding common and preferred shares of Proteome, Inc. The purchase price consisted of approximately $37.7 million of cash consideration and the issuance of 1.25 million shares of Incyte Genomics, Inc.'s common stock valued at approximately $30.2 million. Additionally, the Company converted all of its outstanding options into options to purchase Incyte Genomics, Inc.'s shares of common stock.

Unaudited Pro Forma Combined Financial Information

     The following Unaudited Pro Forma Combined Balance Sheet as of September 30, 2000, and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 give effect to the acquisition by Incyte Genomics, Inc. ("Incyte or the "Company") of all of the outstanding capital stock of Proteome, Inc., accounted for using the purchase method of accounting.

     The Unaudited Pro Forma Combined Financial Statements are based on the historical financial statements of the Company and Proteome, and give effect to the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Combined Financial Information.

     The Unaudited Pro Forma Combined Balance Sheet assumes that the acquisition was consummated on September 30, 2000. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1999 assumes the acquisition was consummated on January 1, 1999 and the Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2000 assumes the acquisition was consummated on January 1, 2000. The pro forma purchase price allocation and adjustments are based on preliminary estimates, available information and assumptions that management deems appropriate. These adjustments may differ significantly from the final purchase price allocation.

     The pro forma adjustments are based on the agreements between the Company and Proteome, under which Proteome stockholders and option holders received 1,248,522 shares of newly issued Incyte common stock, options to purchase 216,953 shares of Incyte common stock and $37.7 million in cash.

     The Unaudited Pro Forma Combined Statements of Operations exclude any potential benefits that might result from the acquisition due to synergies that may be derived and from the elimination of any duplicate efforts or any non-recurring costs of the integration of the two operations. The Unaudited Pro Forma Combined Financial Statements do not purport to be indicative of the results that actually would have occurred if the acquisition occurred on the dates indicated or indicative of results which may be obtained in the future. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical financial statements and accompanying notes included herein for Proteome and as filed with the Securities and Exchange Commission for Incyte.

                   UNAUDITED PROFORMA COMBINED BALANCE SHEET
                              September 30, 2000
                                (in thousands)

                                                                                                 Pro               Pro
                                                                                                Forma             Forma
                                                                 Incyte      Proteome        Adjustments        Combined
                                                              ------------  -----------    --------------     -----------
ASSETS
Current assets:
   Cash and cash equivalents                                  $    328,377  $     3,076    $      (37,674)(a) $   293,779
   Marketable securities - available-for-sale                      316,255           --                --         316,255
   Accounts receivable, net                                         21,015          682                --          21,697
   Prepaid expenses and other current assets                        18,927           94                --          19,021
                                                              ------------  -----------    --------------     -----------
          Total current assets                                     684,574        3,852           (37,674)        650,752

Property and equipment, net                                         96,285        1,124                --          97,409
Long-term investments                                               54,590           --                --          54,590
Goodwill and other intangible assets, net                           12,771           --            69,404 (a)      82,175
Deposits and other assets                                           17,704          268                --          17,972
                                                              ------------  -----------    --------------     -----------
             Total assets                                     $    865,924  $     5,244    $       31,730     $   902,898
                                                              ============  ===========    ==============     ===========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                           $     11,848  $       265    $           --     $    12,113
   Accrued and other current liabilities                            25,168          394             2,300 (b)      27,862
   Deferred revenue                                                 16,255        1,769                --          18,024
                                                              ------------  -----------    --------------     -----------
          Total current liabilities                                 53,271        2,428             2,300          57,999


Non-current portion of capital lease obligations
   and note payable                                                     --           83                                83
Convertible subordinated notes                                     203,167           --                --         203,167
                                                              ------------  -----------    --------------     -----------
          Total liabilities                                        256,438        2,511             2,300         261,249

Redeemable convertible preferred stock                                  --        8,604            (8,604)(a)          --

Stockholders' equity:
   Common stock                                                         64           11                 1 (a)          65
                                                                                                      (11)(a)

   Additional paid-in capital                                      652,743          420            34,641 (a)     687,384
                                                                                                     (420)(a)

   Deferred compensation                                              (367)        (221)              221 (a)      (2,846)
                                                                                                   (2,479)(c)

   Accumulated other comprehensive income                           34,580           --                            34,580
   Accumulated deficit                                             (77,534)      (6,081)            6,081 (a)     (77,534)
                                                              ------------  -----------    --------------     -----------
             Total stockholders' equity (deficit)                  609,486       (5,871)           38,034         641,649
                                                              ------------  -----------    --------------     -----------
             Total liabilities and stockholders' equity       $    865,924  $     5,244    $       31,730     $   902,898
                                                              ============  ===========    ==============     ===========


                            See accompanying notes

              UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS
                         Year Ended December 31, 1999
                   (in thousands, except per share amounts)

                                                                                      Pro Forma           Pro Forma
                                                     Incyte          Proteome        Adjustments          Combined
                                                  -----------      ------------    --------------       -------------
Revenues                                          $   156,962      $      1,811    $           --       $     158,773

Costs and expenses

   Cost of license revenue                                 --               620                --                 620
   Research and development                           146,833               579                --             147,412
   Selling, general, and administrative                37,235             1,578             9,621 (d)          48,434
   Amortization of deferred stock compensation             --                --               788 (e)             788
                                                  -----------      ------------    --------------       -------------
Total costs and expenses                              184,068             2,777            10,409             197,254

Loss from operations                                  (27,106)             (966)          (10,409)            (38,481)

Interest and other income (expense), net                5,485                --                --               5,485
Interest expense                                         (316)              (26)               --                (342)
Losses from joint venture                              (5,631)               --                --              (5,631)
                                                  -----------      ------------    --------------       -------------
Loss before taxes                                     (27,568)             (992)          (10,409)            (38,969)

Benefit for income taxes                                 (800)               --                --                (800)
                                                  -----------      ------------    --------------       -------------
Net loss                                          $   (26,768)     $       (992)   $      (10,409)      $     (38,169)
                                                  ===========      ============    ==============       =============


Basic and diluted net loss per share              $     (0.48)                                          $       (0.66)
                                                  ===========                                           =============
Shares used in computing basic
   and diluted net loss per share                      56,276                                                  57,525 (f)
                                                  ===========                                           =============

                            See accompanying notes

              UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS
                     Nine Months Ended September 30, 2000
                   (in thousands, except per share amounts)

                                                                                                 Pro Forma       Pro Forma
                                                                     Incyte        Proteome     Adjustments       Combined
                                                                  ------------    ----------   --------------   -----------
Revenues                                                          $   138,751     $   2,365    $           -    $   141,116

Costs and expenses
   Cost of license revenue                                                  -           493                -            493
   Research and development                                           138,621         3,211                -        141,832
   Selling, general, and administrative                                45,669         3,364            7,216 (d)     56,249
   Amortization of deferred stock compensation                              -             -              597 (e)        597
                                                                  -----------     ---------     ------------    -----------
Total costs and expenses                                              184,290         7,068            7,813        199,171

Loss from operations                                                  (45,539)       (4,703)          (7,813)       (58,055)

Interest and other income (expense), net                               32,251           241                -         32,492
Interest expense                                                       (7,794)            -                -         (7,794)
Losses from joint venture                                              (1,283)            -                -         (1,283)
                                                                  -----------     ---------     ------------    -----------
Net loss                                                          $   (22,365)    $  (4,462)    $     (7,813)   $   (34,640)
                                                                  ===========     =========     ============    ===========

Basic and diluted net loss per share                              $     (0.36)                                  $     (0.54)
Shares used in computing basic                                    ===========                                   ===========

   and diluted net loss per share                                      62,825                                        64,074 (f)
                                                                  ===========                                   ===========

                            See accompanying notes

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The Proteome acquisition will be accounted for using the purchase method of accounting. The estimated purchase price was determined as follows:

                                   Fair Value
                                       (in
                                   thousands)
                                 -----------
      Cash                       $    37,674
      Shares                          30,230
      Vested stock options             1,341
      Unvested stock options           3,071
      Transactions costs               2,300
                                 -----------
         Total                   $    74,616
                                 ===========

The fair value of "shares" was calculated by multiplying the fair value of the stock, based on $24.21 per share, representing the 5-day average surrounding the December 21, 2000 announcement date, by the number of Incyte shares exchanged (1,248,522 shares).

As part of the Proteome merger, Incyte options were exchanged for all vested and unvested Proteome outstanding options and are included as part of the purchase price based on the $24.21 per share value.

Below is a table of the purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                                   Estimated
                                                                                     Annual
                                                                                  Amortization
                                                                Amortization           Of
                                                                    Life          Intangibles
                                                                ------------------------------
      Estimated Purchase Price Allocation:
        Net tangible assets acquired            $     2,733
        Deferred compensation on unvested
           Stock options assumed                      2,479
        Goodwill and other intangible assets         69,404      3-8 years         $  9,621
                                                -----------
                                                $    74,616
                                                ===========

The pro forma purchase price allocation and adjustments are based on preliminary estimates, available information and assumptions that management deems appropriate. These adjustments may differ significantly from the final purchase price allocation.

Tangible assets of Proteome acquired in the merger principally include cash, accounts receivable and fixed assets. Liabilities of Proteome assumed in the merger principally include accounts payable, accrued payroll, and other current liabilities.

The pro forma financial information gives effect to the following pro forma adjustments:

      (a) To reflect (1) the cash paid to Proteome stockholders as part of the purchase price, (2) the allocation of the purchase price to intangible assets, (3) to record the common stock additional paid-in capital from the issuance of common stock, and (4) to reflect the elimination of Proteome's redeemable convertible preferred stock and stockholders' deficit.

(b)  To reflect the direct expenses incurred as a result of the acquisition.

(c) To reflect the approximately $2.5 million for deferred stock compensation associated with the unvested Proteome stock options assumed by Incyte.

(d) To reflect the amortization of goodwill and other intangible assets. The intangible assets consist of acquired developed technology, database, tradename, acquired workforce and goodwill. These will be amortized ratably over the estimated lives of the assets, ranging from 3 to 8 years.

(e) To reflect the amortization of deferred stock compensation associated with the unvested Proteome stock options assumed by Incyte over the remaining vesting period.

(f) Basic and diluted net loss per share has been adjusted to reflect the issuance of approximately 1.2 million shares of Incyte's common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options assumed in the merger has not been included as their inclusion would be anti-dilutive.

                                   SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


    Dated: February 2, 2001


                                  INCYTE GENOMICS, INC.



                                  By      /s/ John M. Vuko
                                          -----------------------------------
                                  Name:   John M. Vuko

                                  Title:  Executive Vice President and
                                          Chief Financial Officer